Exhibit 99.1

NEWS RELEASE

Eden Energy Corp. Provides Operational Update and Announces Entry into Chinchaga Project, Alberta

VANCOUVER, March 13, 2006 -- Eden Energy Corp. (OTCBB: EDNE) is pleased to provide an update on its exploration projects located in eastern Nevada and to announce a new drilling initiative in northern Alberta, Canada.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted rollover structures, and an excellent potential reservoir rock. The area is similar to thrust belts and basins throughout the world, which contain approximately one quarter of the world's proven reserves of oil and gas. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. In addition, Eden is continuing to review a number of low risk development projects in western Canada.

Noah Project:

Eden Energy has utilized a number of exploration tools in the identification and evaluation of its Noah anticline project. These include proprietary gravity and magnetic surveys, well studies, geochemical analysis and extensive surface sampling and mapping. From the first phase of this exploration program the company identified six structural culminations that will be the subject of additional exploration work.

Northern Noah Anticline: The Company completed the acquisition of a high resolution 2D seismic program over the northern portion of its lands in December 2005 and has now completed the initial processing of the data. Donald Sharpe, president of Eden commented: “We are extremely pleased with what we see so far on the seismic data. Some areas of Nevada can be problematic for seismic exploration but we think we have been able to image the targeted formations, which is crucial to generating high quality drilling locations. We will now move to fully integrate all our geologic and geophysical data with the seismic data in order to complete the exploration phase of this part of the Noah project.

Southern Noah Anticline: In December 2005 the Company completed the acquisition of its detailed gravity survey over the southern portion of the Noah lands. This program has confirmed and delineated the structural leads we identified in earlier work. These leads will be the subject of a new 2D seismic program aimed at defining further drilling locations on the Noah anticline. Initial field work for this seismic program is scheduled to begin in the 2nd quarter.

Southern Frontier Project:

The company is continuing its exploration work on the Southern Frontier project. We have continued to acquire acreage in this project and anticipate purchasing additional acreage this year. On November 1, 2005 we signed a joint venture agreement with Eternal Energy Inc. (formerly Merganser Ltd.) under which Eternal has the right to earn a 50% interest in the Southern Frontier project by paying $2.67 MM of the first $4MM spent on the project.

Eden is continuing to acquire acreage in this area and does not anticipate making further announcements at this time.

Chinchaga, Alberta

On March 13, 2006 the company entered into a farm-in arrangement with Suncor Energy Inc. of Calgary, Alberta. Under the terms of the arrangement Eden and its partners will participate, with a 100% working interest, in the cost to drill an exploratory well on approximately 18,000 acres of leases owned by Suncor. By drilling the first well, the group will earn a 100% working interest in approximately 7,000 acres and will have the option to drill a second well in 2007 to earn its interest in the remaining lands. Suncor will retain a 12.5% gross overriding royalty on the lands. Eden is the majority partner with a 50% position in the partnership. The exploration target is a dolomitized Slave Point reef at a depth of approximately 8,900 feet.

Said Mr. Sharpe: “The Chinchaga prospect generated by Suncor’s prospect generation group is one of the most complete and professional prospects we have seen. The work to bring this prospect to the drillable stage includes extensive geologic studies including log analysis and sample work on virtually all offsetting wells, seismic modeling, reprocessing and interpretation, and a complete 3D seismic survey covering the leases. In addition, Suncor prepared the surface location and contracted the rig to drill the well.”

The Chinchaga well was spud on March 6th and is expected to take approximately 18 days to drill to total depth. The well will be logged and, if warranted a limited testing program will be undertaken before suspending the well for spring break up. The Chinchaga prospect is a winter-only location. If adverse surface conditions require that operations be suspended, the partners will have the right to recommence operations upon freeze up in late 2006.

In the greater Chinchaga area there are a number of producing Slave Point fields, including the 450Bcf Cranberry Field, the 430Bcf Hamburg field and the 450Bcf Ladyfern field.

Acreage:

Noah Project:

Eden Energy has oil and gas leases totaling approximately 211,000 acres over the Noah anticline. All leases are owned 100% by Eden Energy Corp. under its wholly owned subsidiary Frontier Explorations Limited.

Southern Frontier Project:

Eden Energy now has leases totaling approximately 94,000 acres in the Southern Frontier project. All leases are owned 100% by Eden Energy Corp. under its wholly owned subsidiary Southern Frontier Explorations Limited.

Financing:

On February 22, 2006 the Company closed a private placement financing, for gross proceeds of US$16.5MM. The proceeds will be used for working capital and general corporate purposes. Combined with existing cash on hand, the Company has approximately US$34MM in working capital.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the reservoir and source potential of the Noah and Chinchaga prospects, the commencement of a seismic program on the Southern Noah anticline, the purchase of additional leases on the Southern Frontier prospect, and the testing of the well on the Chinchaga prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and the Noah project, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com